Exhibit 10.3

July 8, 2025

Via email ([***])

Scott Harvey
[***]
[***]

Re: Separation and Release of Claims

Dear Scott:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Sprinklr, Inc. (“Sprinklr” or the “Company”) is offering to aid in your transition and separation of employment.

1.Continued Employment. Provided that you timely execute this Agreement and allow it to become effective by its terms, then your employment with Sprinklr will terminate on July 7, 2025, which will become your employment termination date (the “Separation Date”), unless either you or Sprinklr terminates your employment sooner as provided in Section 2. If termination occurs earlier than July 7, 2025, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.

2.Transition Period.

a.Duties. From June 24, 2025 until the Separation Date (the “Transition Period”), you will transition your duties and responsibilities and be available as needed to ensure a smooth transition, including customer facing obligations and services to Sprinklr in any area of your expertise as requested by the President and CEO (“CEO”). You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of Sprinklr’s policies and procedures and with all of your statutory and contractual obligations to Sprinklr, including, without limitation, the confidentiality obligations under your contract of employment dated February 15, 2024 (the “Employment Contract”), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

b.Compensation & Benefits. During the Transition Period, you will continue to be paid at your current base salary rate (which will be paid according to Sprinklr regular payroll practices) and will remain eligible to participate in Sprinklr benefit plans pursuant to the terms of those plans. Except as expressly set forth in this paragraph, you will not be able to participate in any additional bonus, commissions, or incentive program.
c.Termination. As part of this Agreement, Sprinklr agrees that it will not terminate your employment other than for Cause (as defined herein) before July 7, 2025. During the Transition Period you are entitled to resign your employment for any reason with immediate effect. If, prior to July 7, 2025, Sprinklr terminates your employment with Cause or you resign your employment, then you will not be entitled to any further compensation or benefits, including without limitation, the Severance Benefits defined below. For purposes of this Agreement, “Cause” for termination during the Transition Period is as defined under the Sprinklr, Inc. Executive Severance and Change in Control Plan (effective May 1, 2019, as amended and restated on June 1, 2024) (as it may be further amended and/or restated from time to time, the “Severance Plan”). For the avoidance of doubt, your employment is at-will, and nothing in this Agreement alters the at-will nature of your employment relationship with the Company.

d.Other Work Activities / Non-Competition. Throughout the Transition Period, you shall be legally employed by Sprinklr until and including the Separation Date. You may engage in employment, consulting, or other work relationships in addition to your work for Sprinklr, provided such activity does not materially impede your ability to fulfill your obligations as set forth herein. To protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will not obtain employment with or perform competitive work for any business entity or engage in any other work activity that is competitive with Sprinklr.

e.Acknowledgement regarding Notice Period. You represent, acknowledge, and agree that the Transition Period terms, and other provisions of this Agreement satisfy and exceed any termination and/or notice obligations of Sprinklr to provide you with advance notice of your employment termination, whether under the Employment Contract or otherwise.

3.Final Pay. On the Separation Date, Sprinklr will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that consistent with Sprinklr’s non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation, holiday, or paid time off for which you are entitled to payment.

4.Severance Benefits. If you (i) timely return this fully signed Agreement to Sprinklr and allow it to become effective; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period);

(iii) remain employed with Sprinklr and perform the Transition Period services as set forth above through July 7, 2025; and (iv) after July 7, 2025 and on or before July 15, 2025, execute and return to Sprinklr this Agreement, then Sprinklr will provide you the following as your sole severance benefits (the “Severance Benefits”):

a.Base Salary Continuation. Sprinklr will pay you an amount equal to 75% of your annual base salary rate in effect as of the Separation Date (in the gross amount of USD $393,750) payable in each case in accordance with the Company’s regular payroll schedule, and in no event earlier than the Effective Date.

b.Target Bonus Severance. In keeping with the Company’s discretionary annual corporate bonus plan, Sprinklr will pay you for Fiscal Year 2026 an amount equal to USD $225,821.92, which is your prorated target annual bonus based upon the number of days you were employed by Sprinklr during such year.  Payments will be paid in a lump sum, less withholdings, and deductions, in accordance with the Company’s regular payroll schedule, and in no event earlier than the Effective Date.

c.Equity Awards and Vesting / Extended Exercise Period. You have been granted certain time-based vesting restricted stock units (“RSUs”) and performance-based vesting restricted stock units (“PSUs” and, together with the RSUs, the “Equity Awards”), pursuant to the Company’s applicable equity incentive plan(s), PSU agreements or RSU agreements and other grant documents (collectively, the “Award Documents”). The Equity Awards will cease vesting as of the Separation Date. Except as expressly set forth in this paragraph, the Equity Awards remain subject to the terms of the Award Documents.
Reference is made to your Rule 10b5-1 Trading Plan (“Trading Plan”), which was adopted on March 27, 2025 and is scheduled to terminate, in accordance with its terms, as of the close of business on March 31, 2026. The Company agrees that it will approve any requested early termination of the Trading Plan on or after Monday, October 6, 2025 (such date, the “Early Termination Date”). In addition, notwithstanding the 45-day waiting period set forth in Part III, Section D(4)(c) of the Trading Plan, the Company acknowledges and agrees that, should your Trading Plan be effectively terminated early, the Company acknowledges and agrees that you may freely purchase, sell, convert or transfer any Company securities, subject to applicable legal requirements, as of the Early Termination Date.

d.Health Insurance. Your active participation in Sprinklr’s group health insurance plan(s), if any, will end on July 31, 2025. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on July 31, 2025. Regardless of whether you enter into this Agreement, you may have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA or state law equivalent. To continue health insurance coverage under COBRA or a state law equivalent, you must pay the full premium cost plus the administrative fee. You will receive benefits continuation notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.
Provided that you timely elect COBRA coverage, and accept this Agreement and it becomes effective by its terms, the Company will make a payment equivalent to the employer portion of your healthcare continuation payment for you and your qualified dependents for any benefits elected at the time of your separation under COBRA for nine (9) months (the “COBRA Subsidy Period”). You will be responsible for paying the employee portion at the same rate as paid for coverage by active employees for the duration of the COBRA Subsidy Period. Following the COBRA Subsidy Period, you will be responsible for paying the entire healthcare continuation payment for the duration of your enrollment in COBRA. You understand and acknowledge that if you elect COBRA coverage, coverage through the Health Insurance Marketplace (also known as healthcare exchanges) (the “Marketplace”) generally will not be available until the next annual open enrollment period offered by the Marketplace. Accordingly, you understand and acknowledge that the opportunity to obtain possibly less expensive coverage through the Marketplace may not be available until the following January.

e.Tax Treatment. You will be responsible for all taxes with respect to the Severance Benefits and any other aspect of this Agreement, and you agree to indemnify, hold harmless and defend Sprinklr from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including any governmental taxing authority, arising out of or in connection with this Agreement.

5.No Consideration Absent Execution of this Agreement/Time for Execution. You understand and agree that you would not receive the Transition Period and Severance Benefits specified in herein without your execution of this Agreement and fulfillment of the promises contained herein. You have 21 days to consider this Agreement. This Agreement shall not become effective until the eighth (8th) day after you sign, and do not revoke, this Agreement (the “Effective Date”). No payments due to you as Severance Benefits under this Agreement shall be made or begin before the Effective Date.

6.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive any additional compensation, severance, or benefits from Sprinklr, on or after the Separation Date. You further acknowledge and agree that: the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of Sprinklr to provide you with any benefits, compensation, or severance in connection with your employment termination, whether pursuant to the Severance Plan, your Employment Contract, any other offer letter agreement or employment agreement between you and Sprinklr, or otherwise; to the extent this Agreement differs from any severance or other separation benefits you may be eligible to receive under any agreement, plan or policy, this Agreement nevertheless supersedes Sprinklr’s obligation to provide you any such benefits; and upon your execution of this Agreement, any and all of Sprinklr’s obligations to provide you any severance or other separation benefits, and your eligibility to participate in any severance plan or other agreement or policy providing for potential severance benefits, shall be waived and extinguished. For the avoidance of doubt, your participation in any equity plans will be governed by the terms of those plans.

7.General Release, Claims Not Released, and Related Provisions.

a.General Release of All Claims. You knowingly and voluntarily release and forever discharge Sprinklr, Inc. and its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; Washington Law Against Discrimination, RCW 49.60; Washington prohibition on age discrimination, RCW 49.44.090; Washington Minimum Wage Act, RCW 49.46; Washington Wage Payment Act, RCW 49.48; Washington wage deduction/rebate statutes, RCW 49.52; Washington Family Leave Act, RCW 49.78; Washington Family Care Act, RCW 49.12.265, et. seq; Washington Domestic Violence Leave Law, RCW 49.76; Washington Military Family Leave Law, RCW 49.77; Washington’s Veteran’s and Veteran’s Affairs statute, RCW 73; Washington Equal Pay Act, RCW 49.12.175; Washington Industrial Safety and Health Act, RCW 49.17; Washington Fair Credit Reporting Act, RCW 19.182; Washington Consumer Protection Act, RCW 19.86; Washington Healthy Starts Act, RCW 43.70; Washington Paid Sick Leave Law, RCW 49.46.200 210; Washington Paid Family & Medical Leave Act, RCW 50A.04; Washington Statutory Provisions Against Retaliation/Discrimination for Filing a Workers’ Compensation Claim, RCW 51.48.025; the Industrial Welfare Act of Washington, RCW 49.12, to the extent permitted by law; any claim alleging the exception to the Industrial Insurance Act of Washington, established by RCW 51.24.020, for injury inflicted with “deliberate intention”; any provision of Title 49 of the Revised Code of Washington; any provision of Title 296 of the Washington Administrative Code; any provision of Chapter 14.04 of the Seattle Municipal Code; and any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (the “ADEA”), and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

c.Claims Not Released. You are not waiving any rights you may have to: (i) your own vested accrued employee benefits under Sprinklr’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; and (v) challenge the validity of this Agreement.

d.Protected Activity. Notwithstanding any provision in this Agreement (including any exhibits) to the contrary, nothing herein shall prevent or prohibit you from: (i) disclosing the fact or terms of this Agreement as part of any government investigation; (ii) filing a charge, complaint, or report with, or otherwise communicating with, providing information to, cooperating with, or participating in any investigation or proceeding by or before any federal, state or local government agency or commission; or (iii) making truthful statements or disclosures about alleged unlawful discrimination, harassment, retaliation, or other activity. While this Agreement does not limit your right to receive an award for information provided to the United States Securities and Exchange Commission or the Occupational Safety and Health Administration, you otherwise waive, to the fullest extent permitted by law, any and all rights you may have to individual monetary relief or other individual remedies based on any claims that you have released and any rights you have waived by signing this Agreement.

e.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Sprinklr or any other Releasee identified in this Agreement is a party.

8.Acknowledgments and Affirmations. In signing this Agreement, you make the following affirmations:

To the extent applicable, you have resigned from (or by signing this Agreement hereby resign from) any position which you held (or hold) as an officer of the Company, as a Director on its Board of Directors or any other position in which you served (or serve) in relation to the Company or its affiliates;

You have not filed, caused to be filed, or presently is a party to any claim against Sprinklr;

You have been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement;

You have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

You have no known workplace injuries or occupational diseases;

You have not divulged any proprietary or confidential information of Sprinklr and will continue to maintain the confidentiality of such information consistent with Sprinklr’s policies and your agreement(s) with Sprinklr and/or common law;

You have not been retaliated against for reporting any allegations of wrongdoing by Sprinklr or its officers, including any allegations of corporate fraud; and
You affirm that all Sprinklr’s decisions regarding your pay and benefits through your Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

9.Confidential Information. You agree that at all times during the term of your employment, and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the CEO or his designee, any Confidential Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists or prospect lists in any form, pricing information, business plans, financial information or other subject matter pertaining to any business of the Company or any of its prospects, clients, customers, consultants or licensees, in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of yours, generally available to the public; (ii) information which you received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality.

10.Cooperation. You agree to reasonably cooperate with Sprinklr in all matters relating to the transition of your work and responsibilities on behalf of Sprinklr, including, but not limited to, any present, prior or subsequent relationships or projects and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and Sprinklr will make reasonable efforts to accommodate your scheduling needs. You agree to provide reasonable cooperation to Sprinklr in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by Sprinklr. Such cooperation includes, without limitation, making yourself available to Sprinklr upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Sprinklr will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and you and Sprinklr will agree on a mutually agreeable per diem rate.

11.Restrictive Covenants. Because of the trade secret subject matter of the Company’s business and your role with the Company, you agree that for a period of twelve (12) months from your Separation Date, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others: (i) solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person employed by the Company, or any person or entity engaged by the Company as a consultant or independent contractor, to terminate such person’s or entity’s relationship with the Company, even if you did not initiate the discussion or seek out the contact; and (ii) solicit, canvas, induce, encourage, or participate in soliciting, canvassing, inducing, or encouraging any clients or prospective clients of the Company to terminate such entity’s relationship with Company, even if you did not initiate the discussion or seek out the contact.

In addition, you will not for a period of twelve (12) months from your Separation Date, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by the Company.

12.Nondisparagement. You agree not to disparage Sprinklr, including any of its respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Notwithstanding the foregoing in this paragraph, you may respond accurately and fully to any question, inquiry, or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity.”

13.Limited Disclosure and Return of Property. You agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement, and/or to any federal, state, or local government agency. You affirm that you have returned all Sprinklr’s property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all your property that you had at Sprinklr’s premises and that Sprinklr is not in possession of any of your property.

14.Expense Reimbursements. You agree that, within 15 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

15.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of New York without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.Remedies for Breach. If you fail to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to you under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it. Further, in the event of a breach or threatened breach by you of any provision of this Agreement, you hereby agree that money damages would not afford an adequate remedy and consent and agree that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

17.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

18.Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

19.Confirmation of Prior Agreement. You acknowledge, reaffirm, and agree to comply with your obligations under the Non-Disclosure and Invention Assignment Agreement that you previously executed for the benefit of the Company, which agreement also remains in full force and effect. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, the Company agrees to affirmatively waive any noncompetition obligations you owe to the Company as a result of the Non-Disclosure and Invention Assignment Agreement or otherwise.

YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO JACOB SCOTT AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE SENT VIA EMAIL OR REGISTERED MAIL TO JACOB SCOTT AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date set forth below:
Sprinklr, Inc.

By: /s/ Jacob Scott                            /s/ Scott Harvey
Name:    Jacob Scott                         Name:    Scott Harvey
Title:    General Counsel                        Date:    July 8, 2025
Date:     July 8, 2025
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